Exhibit 16.1

November 10, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously independent auditors for VaxGen, Inc. and, under the date of March 8, 2004, we reported on the consolidated financial statements of VaxGen, Inc. as of and for the years ended December 31, 2003 and 2002. On April 6, 2004, our appointment as independent auditors was terminated. On July 20, 2004 we advised the Company that we could no longer continue to be associated with the Company's 2003 and 2002 financial statements and that our reports on the Company's 2003 and 2002 financial statements could no longer be relied upon. We have read VaxGen,Inc.'s statements included under Item 4.01 of its Form 8-K/A dated April 6, 2004, and we agree with such statements except that we are not in a position to agree or disagree with VaxGen's statements regarding:

      a. Whether the Audit Committee of the Board of Directors (the Audit Committee) of VaxGen, Inc., as part of its regular review of the performance of and its relationship with the independent auditors of the Company, considered KPMG LLP and two other independent accounting firms to serve as the Company's independent auditors in 2004.

      b. Whether the Audit Committee is taking an active role in responding to the deficiencies identified by KPMG, including overseeing management's implementation of remedial measures.

      c. Whether the Audit Committee and management have taken action in response to the deficiencies in the internal controls of the Company identified by KPMG LLP, and whether those actions will address the condition identified by KPMG LLP as material weaknesses.

      d. Whether PricewaterhouseCoopers LLP was consulted on the application of accounting principles to a specific transaction, either completed or proposed, the type of audit opinion that might be rendered on VaxGen, Inc.'s consolidated financial statements or any of the reportable events described in the Form 8-K/A.

Very truly yours,

                                                        /s/ KPMG LLP

cc: Randall L-W. Caudill, Audit Committee Chairman, VaxGen, Inc. James M. Cunha, Chief Financial Officer, VaxGen, Inc.